                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
---------------                                             --------------------
FORM 12b-25               NOTIFICATION OF LATE FILING         SEC FILE NUMBER
---------------                                                   0-15227
                                                            --------------------
                                 (Check One):               --------------------
                                                                CUSIP NUMBER
[_] Form 10-K  [_] Form 11-K  [_] Form 20-F  [X] Form 10-Q      26 7455 10 3
                                                            --------------------
                                                            --------------------
                                                                OMB Approval
                  For Period Ended:  June 30, 1995              OMB 3235-0058
                                   --------------------      Expires 31 Oct 1984
                                                            --------------------
--------------------------------------------------------------------------------
Read Instructions (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              ----------------------------------
--------------------------------------------------------------------------------
Part I - Registrant Information
--------------------------------------------------------------------------------
Full Name of Registrant
                          THE DWYER GROUP, INC.

Former Name if Applicable
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                          1010 N. UNIVERSITY PARKS DR.
--------------------------------------------------------------------------------
City, State and Zip Code

                          WACO, TX 76707
--------------------------------------------------------------------------------
Part II - Rules 12b-25 (b) and (c)
--------------------------------------------------------------------------------
      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b)  The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
Part III - Narrative
--------------------------------------------------------------------------------
      State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

      Coopers & Lybrand was elected as the new accounting firm for The Company on July 31, 1995 replacing Grant Thornton. Because of this new relationship, additional time is needed to review data with Coopers & Lybrand in order to properly complete the June 30, 1995 10-QSB.

                                                 (Attach Extra Sheets if Needed)

--------------------------------------------------------------------------------
Part IV - Other Information
--------------------------------------------------------------------------------

     (1) Name and telephone number of person to contact in regard to this notification

               Stephen E. Beatty               817         745-2400
          --------------------------------   ------      ----------------------
                     (NAME)                (AREA CODE)     (TELEPHONE NUMBER)
--------------------------------------------------------------------------------

     (2)  Have all periodic reports required (under Section 13
          or 15(d) of the Securities Exchange Act of 1934)
          during the preceding 12 months (or for such shorter
          period that the registrant was required to file such   [X] Yes [_] No
          reports) been filed?  If answer is no, identify
          report(s).
--------------------------------------------------------------------------------

     (3)  Is it anticipated that any significant change in
          results of operations from the corresponding period
          for the last fiscal year will be reflected by the
          earnings statements to be included in the subject
          report or portion thereof?                             [_] Yes [X] No

          If so, attach an explanation of the anticipated
          change, both narratively and quantitatively, and,
          if appropriate, state the reasons why a reasonable
          estimate of the results can not be made.
--------------------------------------------------------------------------------

                             THE DWYER GROUP, INC.
          ------------------------------------------------------------
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized

     DATE   August 10, 1995                    BY  /s/ Steve Beatty
         ------------------------                --------------------------
                                                  Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                             GENERAL INSTRUCTIONS

     1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.